Exhibit 99.1 News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.inda@cci-ir.com
H&E Equipment Services Reports Second Quarter 2010 Results
BATON ROUGE, Louisiana — (August 5, 2010) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2010.
SECOND QUARTER 2010 HIGHLIGHTS
•	Achieved sequential revenue growth of 14.2%. Growth was achieved in all operating segments.

•	Increased profitability in excess of revenue growth. Sequential gross profit increased 35.6% and sequential EBITDA growth was 69.6%, resulting in higher margins as a percentage of revenues.

•	Increased average time utilization for the quarter to 54.9%, improving from 49.7% in the first quarter. Average time utilization in the second quarter of 2010 was nearly flat with year ago levels of 55.3%.

•	Began reinvesting in rental capital expenditures with improving market conditions. Net rental capital expenditures (including inventory transfers) were $6.9 million, the first quarter of positive net spending since late 2008.

•	Extended the maturity date of our asset-based revolving credit facility until 2015.
“Our business delivered solid sequential improvements in the second quarter despite ongoing challenges in the markets we serve and, as we expected, the first quarter was a low point of the cycle,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Revenue for all of our segments increased sequentially from the first quarter resulting in a 14.2% increase in total revenue. Our rental business continued to improve as units on rent again increased, resulting in a 14.3% gain in rental revenue and a 63.4% gain in rental gross profit from the first quarter. While new and used equipment sales improved from the first quarter, demand remains weak compared to a year ago as access to lending and economic uncertainty continue to impact large capital purchases. Our EBITDA increased 69.6% compared to the first quarter which is the largest sequential increase we have ever experienced.
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H&E Equipment Services Reports Second Quarter 2010 Results

August 5, 2010

While we are cautious regarding the market conditions for the remainder of this year, we are encouraged by the current activity. June was an inflection point for our rental business as we experienced year-over-year improvements in our rental gross margin and dollar utilization for the first time in more than two years.”
“With improved market conditions in the second quarter, we began investing in our fleet once again, particularly earthmoving equipment. Fleet utilization continued to improve and we are currently maintaining approximately 62% of our units on rent versus 52% at the end of the first quarter,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “We expect our rental business to continue to gain momentum as the year progresses. Our parts and service business is also improving, which is an indication that our customers are beginning to utilize their own fleets. Lastly, we continue to focus on our capital structure as evidenced by our recent extension of our revolving credit facility. This five-year agreement demonstrates our ability to access capital and will also position H&E to invest as necessary to support long term profitable growth.”
FINANCIAL DISCUSSION FOR SECOND QUARTER 2010:
Revenue
Total revenues decreased 27.3% to $131.0 million from $180.2 million in the second quarter of 2009. Equipment rental revenues decreased 16.8% to $41.7 million compared with $50.1 million in the second quarter of 2009. New equipment sales decreased 51.2% to $29.0 million from $59.3 million in the second quarter of 2009. Used equipment sales decreased 12.3% to $17.9 million compared to $20.5 million in the second quarter of 2009. Parts sales decreased 13.5% to $22.8 million from $26.3 million in the second quarter of 2009. Service revenues decreased 18.8% to $12.6 million compared to $15.5 million a year ago.
Gross Profit
Gross profit decreased 27.3% to $32.4 million from $44.5 million in the second quarter of 2009. Gross margin was 24.7% for both the quarter ended June 30, 2010 and the quarter ended June 30, 2009 reflecting fluctuations within our operating segments as discussed below.
On a segment basis, second quarter 2010 gross margin on rentals was 31.1% compared to 32.6% in the second quarter of 2009 due to lower average rental rates on new contracts in the period. On average, rental rates declined 9.3% as compared to the second quarter of 2009. Time utilization was 54.9% in the second quarter of 2010 and 55.3% a year ago.
Gross margin on new equipment sales was 9.9% as compared to 12.8% in the second quarter a year ago. Gross margin on used equipment sales was 22.7% which was up from 18.3% a year ago. Gross margin on parts sales decreased to 26.1% from 28.4%. Gross margin on service revenues increased to 66.2% from 63.1% in the prior year.
Rental Fleet
At the end of the second quarter of 2010, the original acquisition cost of the Company’s rental fleet was $657.7 million, down $75.2 million from $732.9 million at the end of the second quarter of 2009 and down $17.4 million from $675.1 million at the end of 2009. Dollar utilization was 25.3% compared to 27.1% for the second quarter of 2009. Dollar returns decreased reflecting lower year-over-year average rental rates.
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H&E Equipment Services Reports Second Quarter 2010 Results

August 5, 2010

Selling, General and Administrative Expenses
SG&A expenses for the second quarter of 2010 were $36.8 million compared with $36.1 million last year, a $0.7 million, or 1.8%, increase. The increase was primarily attributable to higher depreciation and amortization. For the second quarter of 2010, SG&A expenses as a percentage of total revenues were 28.1% as compared to 20.0% a year ago.
Income (Loss) from Operations
Loss from operations for the second quarter of 2010 was $4.3 million, or 3.2% of revenues, compared with income from operations of $8.6 million, or 4.8% of revenues, a year ago.
Interest Expense
Interest expense for the second quarter of 2010 decreased $0.8 million to $7.2 million from $8.0 million a year ago due primarily to lower average interest rates, debt under the senior secured credit facility and floor plan payables.
Net Income (Loss)
Net loss was $7.1 million, or ($0.20) per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share, a year ago. The effective income tax rate was 37.5% compared to 65.1% a year ago.
EBITDA
EBITDA for the second quarter of 2010 decreased $16.0 million to $18.6 million compared to $34.6 million a year ago. EBITDA, as a percentage of revenues, was 14.2% compared to 19.2% a year ago.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss second quarter results today, August 5, 2010, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-5539 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on August 5, 2010, and will continue through August 13, 2010, by dialing 719-457-0820 and entering confirmation code 9585454.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on August 5, 2010, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
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H&E Equipment Services Reports Second Quarter 2010 Results

August 5, 2010

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 68 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the recent macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Second Quarter 2010 Results

August 5, 2010

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
		June 30,	June 30,
	2010	2009	2010	2009

Revenues:
Equipment rentals	$41,675	$50,077	$78,128	$105,561
New equipment sales	28,962	59,268	56,255	123,325
Used equipment sales	17,931	20,463	31,362	36,556
Parts sales	22,782	26,335	42,414	52,358
Service revenues	12,571	15,482	24,054	30,939
Other	7,085	8,616	13,479	17,698

Total revenues	131,006	180,241	245,692	366,437

Cost of revenues:
Rental depreciation	19,353	22,899	38,632	46,684
Rental expense	9,372	10,902	18,619	22,232
New equipment sales	26,103	51,655	51,013	106,970
Used equipment sales	13,862	16,725	24,607	29,413
Parts sales	16,847	18,865	31,094	37,387
Service revenues	4,252	5,710	8,628	11,413
Other	8,838	8,979	16,835	17,552

Total cost of revenues	98,627	135,735	189,428	271,651

Gross profit	32,379	44,506	56,264	94,786

Selling, general, and administrative expenses	36,765	36,122	72,639	75,269
Gain on sales of property and equipment	135	201	199	183

Income (loss) from operations	(4,251)	8,585	(16,176)	19,700

Interest expense	(7,203)	(8,011)	(14,494)	(16,192)
Other income, net	106	180	156	395

Income (loss) before provision (benefit) for income taxes	(11,348)	754	(30,514)	3,903

Provision (benefit) for Income taxes	(4,255)	491	(11,343)	1,462

Net income (loss)	$(7,093)	$263	$(19,171)	$2,441

NET INCOME (LOSS) PER SHARE
Basic — Net income (loss) per share	$(0.20)	$0.01	$(0.55)	$0.07

Basic — Weighted average number of common shares outstanding	34,642	34,596	34,634	34,588

Diluted — Net income (loss) per share	$(0.20)	$0.01	$(0.55)	$0.07

Diluted — Weighted average number of common shares outstanding	34,642	34,596	34,634	34,595

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H&E Equipment Services Reports Second Quarter 2010 Results

August 5, 2010

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2010	2009

Cash	$47,220	$45,336
Rental equipment, net	406,831	437,407
Total assets	726,783	763,084

Total debt (1)	252,825	254,110
Total liabilities	466,805	484,202
Stockholders’ equity	259,978	278,882
Total liabilities and stockholders’ equity	$726,783	$763,084

(1)	Total debt consists of the aggregate amounts outstanding on the senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$(7,093)	$263	$(19,171)	$2,441
Interest expense	7,203	8,011	14,494	16,192
Provision (benefit) for income taxes	(4,255)	491	(11,343)	1,462
Depreciation	22,628	25,656	45,339	52,236
Amortization of intangibles	147	148	295	296

EBITDA	$18,630	$34,569	$29,614	$72,627
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